Exhibit 4.23
Agreement on Aftermath of the Cooperation
Party A: Tianjin TV Satellite Channel (Tianjin Satellite TV)
Party B: Shanghai Langyi Advertising Co., Ltd. (Shanghai Langyi)
WHEREAS
1: Since the Parties concluded “Advertisement Operation Contract”, “Supplementary Contract I” and “Supplementary Contract II” on the 20th day of November, 2007, the Parties have been cooperating well on the principle of good faith despite of occurrence of many force majeure events.
2: In consideration of the Parties’ attitude, the cooperation between the Parties terminated, and thereafter the Parties proactively coordinated with each other in the transition and handover of their respective work, protecting the advertising customers’ interests to the greatest extent.
3: In January 2009, the respective representatives of the Parties met in Beijing and Tianjin for several times to conduct an effective discussion on the matters about the aftermath of their cooperation. Although both Parties have submitted arbitration application to China International Economic and Trade Arbitration Committee (Case No. DX20080557), the Parties believe it is best to resolve their current dispute and indifference through settlement.
NOW THEREFORE, Tianjin Satellite TV and Shanghai Langyi, through amicable negotiation on the matters about the aftermath of their cooperation in advertising operation, have reached the following agreement for them to abide by:
Article 1: The Parties agree that “Advertisement Operation Contract”, “Supplementary Contract I” and “Supplementary Contract II” concluded between them have terminated, and Tianjin Satellite TV will refund Shanghai Langyi the deposit for performance of contract in an amount of RMB twenty million Yuan only (RMB 20,000,000).
Article 2: The Parties agree that the tenth month of 2008 will be the financial settlement month. Upon completion of checking the account receivables and account payables, amount which the advertisement customers directly paid to Tianjin Satellite TV as well as all the payments involved during the term of “Advertisement Operation Contract”, “Supplementary Contract I” and “Supplementary Contract II” and in the process of the cooperation between the Parties, Tianjin Satellite TV shall refund Shanghai Langyi the final settlement amount totaling RMB two million Yuan (RMB 2,000,000).

Article 3: The payment as indicated in Article 1 and 2 in an amount of RMB twenty two million Yuan (RMB 22,000,000) will be made in two installments. Shanghai Langyi shall, within four (4) working days from the date of effectiveness of this agreement, submit to China International Economic and Trade Arbitration Committee an application for withdrawal of all of its arbitration claims and the case. (Case No. DX20080557). Tianjin Satellite TV shall, within five (5) working days from the date of the effectiveness of this agreement, make down payment equivalent to fifty percent of the total amount as indicated in Article 1 and 2, that is RMB eleven million Yuan (¥ 11,000,000). Within five (5) working days upon approval of Shanghai Langyi’s application for withdrawal of all of its requests and the case, Tianjin Satellite TV will make balance payment in an amount of RMB eleven million Yuan (RMB 11,000,000). Upon receipt of the full payment, Shanghai Langyi shall return Tianjin Satellite TV the corresponding original invoice.
Article 4: After full payment in an amount of RMB twenty two million Yuan as described in Article 1 and 2 has been made, Neither party shall, submit arbitration application to China International Economic and Trade Arbitration Committee or other authority with regard to any withdrawn arbitration claim and the case, or with the cooperation matters as indicated in “Advertisement Operation Contract”, “Supplementary Contract I” as well as “Supplementary Contract II”.
Article 5: After full payment in an amount of RMB twenty two million Yuan as described in Article 1 and 2 has been made, neither party shall claim any expense or economic legal liability against the other party in respect of all matters involved in “ Advertisement Operation Contract”, “Supplementary Contract I” as well as “Supplementary Contract II”, all matters involved in this cooperation project for advertising operation as well as any expense incurred in the process of submission to arbitration or settlement, nor have other dispute matters unresolved except those as stipulated in Article 6,7 and 8.
Article 6: Shanghai Langyi has not collected outstanding payment incurred by the advertisement customers in October, 2008 in an amount of RMB four million four hundred and forty thousand Yuan only. For detail, see this list of outstanding payment incurred by the advertisement customers in October, 2008). Since Shanghai Langyi will carry out TV media advertisement business no longer, in consideration of good cooperation between the Parties, the Parties agree that Tianjin Satellite TV will collect this outstanding payment on behalf of Shanghai Langyi. Shanghai Langyi agrees that, if Tianjin Satellite TV has collected the outstanding payment in an accumulated amount of RMB two million Yuan (RMB 2,000,000), it shall be deemed to have completed the task.

Article 7: Tianjin Satellite TV shall make a payment to Shanghai Langyi of the outstanding payment collected of RMB two million Yuan on behalf of Shanghai Langyi no later than April 30, 2009. For financial convenience, Tianjin Satellite TV may require the advertisement customers to pay the outstanding payment to Shanghai Langyi’s account. Before April 30, 2009, if the amount of such outstanding payment collected is less than RMB two million Yuan, Tianjin Satellite TV shall make lump sum payment of the difference in cash to Shanghai Langyi and all the credits with regard to such outstanding payment shall go to Tianjin Satellite TV. If the amount of such outstanding payment collected exceeds RMB two million Yuan, the excess shall go to Tianjin Satellite TV. Any dispute arising out of Article 6, this Article and Article 8 shall be submitted to China International Economic and Trade Arbitration Committee for arbitration, to take place in Beijing.
Article 8: Within reasonable limit, Shanghai Langyi shall give proactive coordination to Tianjin Satellite TV in collecting of .outstanding payment.
Article 9: Where Tianjin Satellite TV makes the first down payment in an amount of RMB eleven million Yuan in arrears for more than ten calendar days after Shanghai Langyi has submitted an application for withdrawal of all the arbitration claims and the case, all the provisions of this agreement shall automatically become null and shall void and binding upon the parties no longer. In that case, Shanghai Langyi will be entitled to withdraw the above application or to re-submit an arbitration application to the China International Economic and Trade Arbitration Committee which will continue to conduct the arbitration in Beijing with regard to the related cooperation matters as indicated in “Advertisement Operation Contract”, “Supplementary Contract I” as well as “Supplementary Contract II”. If Shanghai Langyi fails to submit an application for withdrawal of all the arbitration claims and the case (Case No. DX20080557) and obtains an approval hereof before March 5,2009 for the reason attributable to itself, all the provisions of this agreement shall automatically become null and shall void and binding upon the parties no longer. In that case, Shanghai Langyi shall immediately refund RMB eleven million Yuan paid by Tianjin Satellite TV. Where Tianjin Satellite TV makes the second down payment in an amount of RMB eleven million Yuan in arrears for more than ten calendar days after Shanghai Langyi has submitted an application for withdrawal of all the arbitration claims and the case and obtained an approval hereof, all the provisions of this agreement shall automatically become null and shall void and binding upon the parties no longer. In that case, Shanghai Langyi will be entitled to withdraw the above application or to re-submit an arbitration application to the China International Economic and Trade Arbitration Committee which will continue to conduct the arbitration in Beijing with regard to the related cooperation matters as indicated in “Advertisement Operation Contract”, “Supplementary Contract I” as well as “Supplementary Contract II”.

Article 10: This agreement will come into effect from the date when the Parties affix their respective seal hereunto. This agreement is made in four copies and each party will hold two copies. The appendix hereto and this agreement are equally authentic.
Party A: Tianjin TV Satellite Channel (Tianjin Satellite TV)
Authorized representative: Sealed
Date: Feb. 4, 2009
Party B: Shanghai Langyi Advertising Co., Ltd. (Shanghai Langyi)
Authorized representative: Sealed
Date: Feb. 4, 2009

List of Outstanding Payment Incurred by the Advertisement Customers in October, 2008

			Account
		Amount	Receivable
		Collectable in	in	Amount	Outstanding
Customer Name	Brand	October	October	Collected	Amount
Chongqing Quanzhong culture & communication Co., Ltd.	Sinotruck	28,800	28,800	0	28,800
Chuangzhi Chuandong Daye Advertising Company	Tongjitang	46,000	46,000	0	46,000
Chuangzhi Chuandong Daye Advertising Company	Kuaike	42,346	42,346	0	42,346
Beijing Wuzhoushijie Advertising Co., Ltd.	Longjia Anti-theft Door	50,000	50,000	50,000	0
Beijing Boming Shitong Advertising Co., Ltd.	Jiangzhong Pharmaceutical	1,085,000	1,085,000	0	1,085,000
Tianjin Oriental Bosheng Advertising Co., Ltd.	Taida Cardiology Hospital	60,000	60,000	60,000	0
Jilin Longdayuan Advertising Co., Ltd.	Sanjing Series	458,333	458,333	0	458,333
Tianjin Runzhu Advertising Co., Ltd.	Snow Beer	18,792	18,792	0	18,792
Shanghai Tanggong Advertising Co., Ltd.	Sensky	341,000	341,000	0	341,000

			Account
		Amount	Receivable
		Collectable in	in	Amount	Outstanding
Customer Name	Brand	October	October	Collected	Amount
Business Online (Beijing) Network Technology Co., Ltd.	28.com	150,000	150,000	150,000	0
Nanjing Hutong Advertising Co., Ltd.	Duomeizi	83,436	83,436	0	83,436
Beijing Longsheng Tianxi Advertising Co., Ltd.	Naier Socks	100,000	100,000	0	100,000
Beijing Ruicheng Advertising Co., Ltd.	Dapai Box and Case	60,000	60,000	60,000	0
Guangzhou Liti Advertising Co., Ltd.	Vantage Cooking Stove	97,728	97,728	0	97,728
Taiji Group	Jizhi Syrup	78,000	78,000	0	78,000
Shanghai Tanggong Advertising Co., Ltd.	Sina	139,600	139,600	0	139,600
Tianjin Golden Shengyuan Advertising Co., Ltd.	Shulei	30,240	30,240	30,240	0
Beijing Huide Xinchuang Communication Advertising Co., Ltd.	SP Flash	84,000	84,000	84,000	0
Tianjin Fenghua Advertising Co., Ltd.	Lida Steel Pipe	9,964	9,964	9,964	0
Tianjin Donglai Advertising Co., Ltd.	Beijing vitiligo Hospital	134,333	134,333	0	134,333
Jiangxi Haozhong Communication Advertising Co., Ltd.	Renhe	500,000	500,000	0	500,000

			Account
		Amount	Receivable
		Collectable in	in	Amount	Outstanding
Customer Name	Brand	October	October	Collected	Amount
Bolaiya Cosmetics Co., Ltd.	Bolaiya	274,560	274,560	274,560	0
Shanghai Diecuishi commerce Co., Ltd.	DHC	260,400	260,400	260,400	0
Guangzhou Hantian Advertising Co., Ltd.	American Standard	652,850	652,850	0	652,850
Tianjin Donglai Advertising Co., Ltd.	Huayu Education	133,300	133,300	0	133,300
Tianjin Longchuan Advertising Development Co., Ltd.	Jiadebao	8,750	8,750	8,750	0
Beijing Ruicheng Advertising Co., Ltd.	Zixin Pharmaceutical	500,000	500,000	0	500,000

Total			5,967,432	1,527,914	4,439,518

The Parties have confirmed the above information is correct.
Party A: Tianjin TV Satellite Channel
Authorized representative:
Date: Feb. 4, 2009
Party B: Shanghai Langyi Advertising Co., Ltd.
Authorized representative:
Date: Feb. 4, 2009